UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 12, 2012

Alamo Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52687 (Commission File Number)	98-0489669 (IRS Employer Identification No.)

10575 Katy Freeway, Suite 300, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (832) 436-1832

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2012, the Board of Directors of Alamo Energy Corp. (the “Registrant”) appointed Allan Millmaker, a director of the Registrant, as the Registrant’s President and Chief Executive Officer, effective April 13, 2012.  Mr. Millmaker previously served as the Registrant’s President and Chief Executive Officer from November 2009 until December 2011, and has been a director of the Registrant since November 2009.  Mr. Millmaker has over thirty years of experience in the oil and gas industry. From 2005 to the present, Mr. Millmaker has worked as an independent project generator specializing in the development of quality oil and gas projects and oil service business ventures. From 2002 to 2005, Mr. Millmaker worked for Bluewater Offshore Production Systems (U.S.A.), Inc., one of Europe’s leading providers to the offshore oil industry, where he was responsible for operations in North and South America. Bluewater Offshore Production Systems, Inc. ("Bluewater") specializes in the design, development, lease and operation of tanker-based production and storage systems, owns and operates a number of floating production storage and offloading systems, and provides single point mooring systems. Bluewater has working interest in oil and gas properties. Mr. Millmaker was instrumental in acquiring oil and gas properties for Bluewater.

From 1995 to 2001, Mr. Millmaker worked for Navion ASA (“Navion”) as Senior Vice President for the Floating Production Business. His division was responsible for developing business for the Multipurpose Shuttle Tankers and establishing Navion as a Floating Production Storage and Offloading (FPSO) supplier. During his tenure, Navion won contracts for the Navion Munin FPSO, operating at the Lufeng 22-1 field in the South China Sea and the Berge Hugin FPSO, which is producing at the Pierce field in the UK sector of the North Sea. From 1991 to 1995, he acted as an independent consultant for Kerr McGee in the UK on the Gryphon project and later for Shell on the Troll and Draugen projects.

From 1979 to 1986, he worked for Mobil Exploration Norway Inc.’s (“Mobil”) engineering team, helping to bring the Statfjord “A” wells on-stream, and later became Offshore Production Supervisor. In 1983, he joined Mobil’s operations team where he was Operations Superintendent for the Statfjord “A” platform and in 1986, Platform Manager for Statfjord “B” platform. When the operatorship of the Statfjord field was transferred to Statoil, Mr. Millmaker accepted the offer to continue with Statoil and from 1987 was seconded to Shell as Deputy Project Manager on the Troll Phase 1 Project. In 1989 he joined Shell as Operations Manager on the Northwest Shelf Gas Project in Western Australia.

From 1974 to 1979, Mr. Millmaker served as a production engineer for British Petroleum (BP) in Abu Dhabi, where he worked in the production and drilling departments. He obtained a first class honors and Bachelors of Science. Degree in Production Engineering and Management from the University of Strathclyde, Glasgow in 1974.

Mr. Millmaker’s long term of service in the oil and gas industry and his management skills exhibited, and experience obtained were material considerations that led the Board of the Directors to conclude that Mr. Millmaker should serve as the Registrant’s President and Chief Executive Officer and as one of the Registrant’s directors. Mr. Millmaker is not an officer or director of any other reporting company.

Mr. Millmaker currently receives an annual salary of approximately $162,000.  Mr. Millmaker beneficially owns 7,000,020 shares of the Registrant’s common stock.

Item 8.01 Other Events.

On April 12, 2012, the Registrant entered into a second amendment to the Additional Shares Agreement dated April 12, 2011 with Range Kentucky LLC ("Range") pursuant to which the Registrant agreed to extend the amount of time in which Range must provide notice of their election to adjust the per share price of the shares received pursuant to the Membership Interest Purchase Agreement dated April 12, 2011 from 150 days to 240 calendar days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Alamo Energy Corp.

Date: April 13, 2012	By:	/s/ Donald Sebastian
Donald Sebastian Chief Financial Officer